EXHIBIT 11

                           MATRIX CAPITAL CORPORATION
                        Computation of Earnings Per Share
                  (Dollars in thousands, except per share data)


                                                                 QUARTER ENDED
                                                                   MARCH 31,
                                                        -------------------------------
                                                           1997              1996
                                                        ------------     --------------

Net income                                            $       1,754    $           (4)
                                                        ------------     --------------
Earnings available to
  common shareholders                                         1,754                (4)
                                                        ------------     --------------

Weighted average common
  shares outstanding before
  common equivalents                                      6,681,031         4,668,531
Common equivalent stock
  options                                                    67,114            38,716
                                                        ------------     --------------
Weighted average outstanding
  common and equivalent shares                            6,748,145         4,707,247
                                                        ------------     --------------
Earnings per common
  and equivalent share                                $        0.26    $         0.00
                                                        ------------     --------------